Master Tax-Exempt Trust
File Number: 811-21301
CIK Number: 1186243
For the Period Ending: 03/31/03

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Inc., for the twelve months ended March 31, 2003.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
04/17/2002	$49,000	University of Ala / Wed	1.54%	09/01/2031
04/17/2002	15,000	N. Carolina Med Care / Tue	1.57	06/01/2030
07/26/2002	10,000	N. Carolina Med Care / Tue	1.41	06/01/2030
02/25/2003	31,105	Cal Hsg Fin Agy Rev/Dly	1.08	02/1/2026
03/06/2003	10,500	Cal Hsg Fin Agy Rev/Dly	0.96	02/1/2026
02/04/2003	34,065	Los Angeles Ca Uni Sch	1.30	12/1/17